EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 29th day of March 2006 (the “Effective Date”), by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”) and Brad A. Morrice, an individual (the “Executive”).

RECITALS

THE CORPORATION AND THE EXECUTIVE ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Executive is currently employed by the Corporation as its Vice Chairman, President and Chief Operating Officer.

B. The Corporation desires that the Executive continue to be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

C. The Executive desires to accept employment on such terms and conditions.

D. This Agreement shall govern the employment relationship between the Executive and the Corporation from and after the date hereof and, except as otherwise provided herein, will supersede and negate all previous agreements with respect to such relationship, including, without limitation, that certain Employment Agreement effective as of January 1, 2004, by and between the Executive and the Corporation, as it has subsequently been amended (the “Current Employment Agreement”).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and the Executive agree as follows:

1. Retention and Duties.

1.1	Effective Date. This Agreement shall become effective as of the Effective Date. As of the Effective Date, the Executive shall have no further rights under or with respect to the Current Employment Agreement other than as expressly provided in Section 3.2 and 5.3(b)(i).

1.2	Retention. The Corporation hereby agrees to engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.3	Duties. During the Period of Employment (as defined in Section 2 below), the Executive shall serve the Corporation as its Vice Chairman, President and, commencing on July 1, 2006, Chief Executive Officer. During the Period of Employment prior to July 1, 2006, the Executive shall serve as Vice Chairman, President and Chief Operating Officer with his current duties, responsibilities and authority. As Chief Executive Officer, the Executive shall be the general manager and chief executive officer of the Corporation and shall be principally responsible for the general supervision, direction and control of the business and officers of the Corporation, in each case subject to the general direction of the Corporation’s Board of Directors (the “Board”). During the Period of Employment, the Executive shall have the general powers and duties of management usually vested in the offices of general manager and chief executive officer of a corporation of the size and nature of the Corporation and such other powers and duties commensurate with his positions as the Board may assign from time to time. The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading policy, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers, as they may change from time to time), but no such provisions of such policies with regard to termination of employees shall apply to the Executive except to the extent they constitute Cause hereunder. During the Period of Employment, the Executive shall report solely to the Board, and it is expected that the Executive shall interact on an ongoing basis with the Lead Independent Director of the Board.

1.4	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and hold no other employment. Nothing herein shall preclude the Executive from (i) continuing to serve on the boards of directors of the corporations or entities listed on Exhibit A attached hereto, (ii) serving on such other boards of directors of other business entities as the Board approves in writing, (iii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent, and (iv) managing his personal and family investments and affairs, provided that such activities do not materially interfere with the effective discharge of his duties and responsibilities to the Corporation. The Corporation hereby agrees that the Executive’s service on the boards of directors of the entities listed on Exhibit A and any other entities approved by the Board shall not be deemed a violation of the non-competition and non-solicitation provisions of this Agreement. However, the Corporation shall have the right (upon written notice) to require the Executive to resign from any board or similar body on which he may now or in the future serve (or reduce his involvement) if the Board reasonably determines in good faith that such service materially interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in material competition with any business of any entity within the Corporation or any of its affiliates. In the event any such resignation (or reduction in involvement) is required of the Executive, the Executive shall so resign (or reduce his involvement) as soon as he can practicably do so without violating any fiduciary duty he may have to such other organization.

1.5	No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) that reasonably could be related to any business of the Corporation or any of its affiliates which the Executive is not legally and contractually free to disclose to the Corporation; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person. For purposes of this Agreement, the term “person” includes any individual, association, corporation, partnership, limited liability company, trust or any other entity or organization, including a governmental entity.

1.6	Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Irvine, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as (subject to Section 5.5(e)(vi)) they may be moved from time to time at the discretion of the Corporation. The Executive agrees that he will be regularly present at the Corporation’s principal executive offices, subject to travel in the course of performing his duties for the Corporation.

2.	Period of Employment. Subject to earlier termination as provided in this Agreement, the “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on each anniversary of the Effective Date, unless either party gives notice, in writing, prior to such anniversary that the Period of Employment shall not be extended (or further extended, as the case may be). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement. Notwithstanding the foregoing, the Period of Employment shall automatically terminate on the date the Executive attains age 65. For purposes of this Agreement, a termination of the Period of Employment pursuant to the preceding sentence shall be treated as a termination of employment by the Executive other than for Good Reason; provided that the Executive shall be entitled to the pro rata bonus under Section 5.3(d) in the event his employment so terminates.

3. Compensation.

3.1	Base Salary. The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at a rate of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) per annum and shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. During the Period of Employment, the Board will review the Executive’s Base Salary on an annual basis (commencing in 2007) and may increase (but not decrease) the Base Salary from the rate in effect immediately preceding any such change. Notwithstanding the foregoing, prior to July 1, 2006, the Executive’s Base Salary shall be his Base Salary as in effect immediately prior to the execution of this Agreement.

3.2	Annual Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus in an amount to be determined by the Compensation Committee of the Board in good faith, taking into account the performance of the Corporation and the Executive (the “Incentive Bonus”). With respect to the 2006 calendar year, the Executive’s Incentive Bonus shall be determined and paid in accordance with the terms of the Current Employment Agreement (including Exhibit A thereto). With respect to each calendar year during the Period of Employment after 2006, the Executive’s target Incentive Bonus opportunity shall equal THREE HUNDRED PERCENT (300%) of the Executive’s Base Salary for that year, with the actual bonus amount of any such calendar year based on performance targets and objectives, and actual performance against those targets and objectives, as determined in good faith by the Compensation Committee of the Board for such calendar year.

3.3	Annual Long-Term Incentive Awards. During the Period of Employment commencing in the first fiscal quarter of each calendar year (including 2006), the Executive shall receive long-term incentive award opportunities that the Board or Compensation Committee thereof, as applicable, determines to have an approximate aggregate value at the time of grant equal to at least THREE HUNDRED PERCENT (300%) of the Executive’s Base Salary in effect at that time. Such awards shall be subject to such other terms and conditions as the Board or Compensation Committee may provide at the time of grant of each applicable award (including, without limitation, vesting requirements). The awards may be in such form(s) as the Board or Compensation Committee deems appropriate at the time of grant (such as, without limiting other types of awards that may be granted, stock options, restricted stock, restricted stock units, performance stock or units, and dividend equivalents), and the aggregate grant for any one year may consist of more than one form of award. The Board or Compensation Committee may determine the grant date aggregate value of the awards based on such methodology, and taking into account such facts and circumstances, as it in good faith considers appropriate at the time of grant of the awards. The methodology and facts considered may change from year to year.

4. Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s senior executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. In addition, the Executive shall have the right to participate in the Corporation’s Deferred Compensation Plan (the “DCP”) and, in the event that the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) on terms that are no less favorable than those offered to the Corporation’s other senior executives (subject, however, to the benefit offset provision of the 2006 SERP with reference to benefits the Executive may be entitled to under the DCP). A copy of the 2006 SERP is attached hereto as Exhibit B.

4.2	Reimbursement of Business Expenses. The Corporation shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out his duties to the Corporation under this Agreement, subject to the Corporation’s expense reimbursement policies in effect from time to time. In addition, the Corporation shall reimburse the Executive for or pay the reasonable legal fees incurred by the Executive relating to the negotiation and preparation of this Agreement and, to the extent such reimbursement or payment is taxable to the Executive, pay the Executive a gross-up so the Executive has no after-tax costs with regard to such legal fees. Concurrently with the execution of this Agreement, the Executive shall provide the Corporation with an estimate of such legal fees.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation at a rate of six (6) weeks per year (or such greater vacation benefits as may be provided under the vacation policies applicable to the Corporation’s senior executives in effect from time to time), subject to the Corporation’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease). The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Corporation.

4.4	Automobile Expenses. During the Period of Employment, the Corporation shall provide the Executive with an automobile allowance of $500 per month.

4.5	Financial Planning Expenses. During the Period of Employment, the Corporation shall pay for financial planning and tax preparation services for the Executive in an annual amount of $15,000.

5. Termination.

5.1	Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) on no less than thirty (30) days prior written notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event the Executive has a Disability (as defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time with or without Good Reason by the Executive, on no less than thirty (30) days prior written notice to the Corporation.

5.3	Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Corporation terminates is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) if, during the Period of Employment (but not upon or following the expiration of the Period of Employment), the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either (i) the Executive’s death, or (ii) the Executive’s Disability), the Corporation shall, subject to the following provisions of this Section 5.3 and the provisions of Section 5.4, pay (in addition to the Accrued Obligations) the Executive the following severance benefits (the “Severance Benefits”):

(i) The Corporation shall pay the Executive, subject to Section 23, an amount, subject to tax withholding and other authorized deductions, equal to (A) three (3) times the Executive’s Base Salary at the highest annualized rate in effect during the one (1) year period immediately prior to the Severance Date, plus (B) either (x) in the event the Executive’s Severance Date occurs during 2006, a Severance Bonus (as such term is defined in the Current Employment Agreement), or (y) in the event the Executive’s Severance Date occurs after 2006, one (1) times the highest annual incentive bonus paid to the Executive (whether pursuant to this agreement, the Current Employment Agreement or any other prior employment agreement) pursuant to Section 3.2 (or the corresponding provisions of the Current Employment Agreement or any other prior employment agreement, as applicable) for any one of the three calendar years preceding the calendar year in which the Severance Date occurs. For purposes of the foregoing clause (B), the amount of the annual incentive bonus paid to the Executive for any calendar year shall include the portions of any such incentive bonus that was paid in cash, any portion that was deferred, and the portion of any such incentive bonus that was converted into restricted stock or other equity in the amount of the cash payment that would have been made with respect to such portion but for such conversion. In the event that the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason at any time within the period commencing six (6) months before a Change in Control Event and ending thirty-six (36) months after the Change in Control Event, the Severance Bonus referred to in the foregoing clause (B)(x) or the highest annual incentive bonus referred to in the foregoing clause (B)(y), as applicable, shall be multiplied by three (3). Except as provided in the next two sentences, any amounts payable pursuant to this Section 5.3(b)(i) shall be paid in a series of substantially equal monthly installments over a period commencing with the Executive’s Severance Date and continuing through the third anniversary of the Severance Date (the “Severance Period”). In the event the Executive’s employment terminates within thirty six (36) months after a Special Change in Control Event (as defined below), any amounts payable pursuant to this Section 5.3(b)(i) shall be paid in a single non-discounted lump sum payment no later than thirty (30) days after the date the Executive provides the Corporation with the release contemplated by Section 5.4. In the event the Executive’s employment terminates in circumstances that entitle the Executive to payments pursuant to this Section 5.3(b)(i), and a Special Change in Control Event occurs after such payments commence but before all such payments have been made, any remaining payments otherwise due to the Executive pursuant to this Section 5.3(b)(i) after the date of such Special Change in Control Event shall be paid in a single non-discounted lump sum payment no later than thirty (30) days after the date of the Special Change in Control Event. To the extent payment in a lump sum following a Special Change in Control Event would be in violation of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall instead be paid in a series of substantially equal monthly installments during the Severance Period. A “Special Change in Control Event” means a Change in Control Event that also constitutes a “change in the ownership or effective control” of the Corporation or a change “in the ownership of a substantial portion of the assets” of the Corporation that is a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code and any regulations and other guidance promulgated thereunder.

(ii) The Corporation will continue to provide the Executive, subject to Section 23, with medical insurance coverage (the “Continuation Coverage”) substantially similar to medical coverage provided to the Corporation’s active executive employees from time to time. The Corporation shall provide the Continuation Coverage to the Executive on a fully insured basis that satisfies the requirements of Section 105(h) of the Code. The Executive will not be charged a premium for the Continuation Coverage but will be responsible for any required payments, including without limitation, deductibles, copayments, and coinsurance. The Continuation Coverage shall include coverage for the Executive’s spouse and dependent children who meet the eligibility requirements for medical coverage for spouses and dependent children of the Corporation’s active executive employees. The Executive’s Continuation Coverage shall continue until the earliest of (1) the Executive’s death; (2) the date the Executive becomes eligible for coverage under the health plan of a future employer of him; or (3) the date the Corporation or its affiliates ceases to offer any group medical coverage to its active executive employees. Coverage for the Executive’s spouse and dependents will continue until the earlier of (1) the date the Executive’s coverage terminates (other than a termination of the Executive’s coverage due to the Executive’s death) or (2) the date the spouse or dependent ceases to meet the eligibility requirements for medical coverage for spouses and dependent children of the Corporation’s active executive employees. Upon the Executive, or his spouse or dependent(s), becoming eligible for Medicare, benefits under the Continuation Coverage to such person shall be paid as if the individual is enrolled in Medicare, even if the individual is not actually enrolled in Medicare. Notwithstanding anything herein to the contrary, if the Corporation determines that it is impractical or infeasible to provide the Continuation Coverage and the Executive, his spouse and his dependents are able to obtain such medical coverage elsewhere, the Corporation may in lieu thereof provide the Executive with monthly cash payments equal to the monthly premium for medical coverage that the Executive, his spouse and his dependants have to pay for materially similar coverage, with a full tax gross-up of such amount to the extent necessary so that the Executive will have no after-tax cost for such payments.

(c) if, during the Period of Employment, the Executive’s employment is terminated (i) pursuant to the Executive’s Retirement (as defined in Section 5.5), or (ii) by the Corporation without Cause or by the Executive for Good Reason at any time within the period commencing six (6) months before a Change in Control Event and ending thirty-six (36) months after the Change in Control Event, then any and all stock options and other equity-based awards granted by the Corporation to the Executive and outstanding immediately prior to such termination of employment shall become fully vested immediately prior to such termination and, in the case of any such stock options granted at any time before the Effective Date, shall be immediately exercisable. With respect to any stock options granted by the Corporation to the Executive at any time on or after the Effective Date (including any stock options previously approved but subject to the execution of this Agreement) and outstanding immediately prior to such termination of employment, such stock options shall become exercisable only at such times as such options would have otherwise vested pursuant to their original vesting schedule, but shall remain exercisable until the first to occur of (x) five years after the Severance Date, (y) the expiration of the maximum term of such options, or (z) the termination of such options in accordance with the change in control or similar provisions applicable to such options; provided, however, that any such options that were originally scheduled to vest after such termination or expiration date of the options shall become exercisable thirty (30) days before the applicable termination or expiration date. The preceding provisions of this Section 5.3(c) do not limit the Executive’s right to any accelerated vesting upon any other event or in any other circumstances (such as upon a Change in Control Event itself or retirement, to the extent provided for under the terms of the applicable plan and/or award agreement or elsewhere herein), and shall control over any contrary provision of any such plan or award agreement (whether entered into before or after the date hereof) that does not provide for such accelerated vesting or provides for a shorter term to exercise any options in such circumstances. Except as provided in this Section 5.3(c), the effect of a termination of the Executive’s employment on the Executive’s stock options and other equity-based awards granted by the Corporation shall be determined under the terms of the award agreement evidencing such option or other award or as otherwise provided herein.

(d) if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability, or if the Executive’s employment is terminated by the Corporation or by the Executive for any reason (other than by the Corporation for Cause) upon or at any time following the Termination Date, the Corporation shall pay the Executive a pro-rated share of any bonus (including, without limitation, the Incentive Bonus) otherwise payable to the Executive, for the period from the beginning of the fiscal year in which the Severance Date occurs through the Severance Date, based on the actual performance for such fiscal year. Such bonus shall, subject to Section 23, be paid when bonuses for such year are paid generally to the Corporation’s active executives.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any), the DCP and/or the 2006 SERP; (iv) any rights that the Executive may have under and with respect to a stock option, restricted stock or other equity-based award, to the extent that such award was granted before the Severance Date and to the extent expressly provided in the written agreement evidencing such award; or (v) any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Corporation or its affiliates, including, without limitation, pursuant to Section 22.

5.4	Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written release of claims (in the form attached hereto as Exhibit C or such other form as the Corporation may reasonably require in the circumstances, which other form shall be as attached hereto as Exhibit C but with such changes as may be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b) The Executive agrees that the payments contemplated by Section 5.3 shall, if the release contemplated by Section 5.4(a) is signed and the amounts paid, constitute the exclusive and sole remedy for any termination of his employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages and, subject to all applicable laws and regulations, shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date;

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to the calendar year preceding the year in which the Severance Date occurs (if the Executive was employed by the Corporation on the last day of that calendar year) that had not previously been paid;

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the Severance Date; and

(iv) any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Corporation (other than benefits in the nature of severance pay under any such plan, program, policy or practice).

Subject to Section 23, all amounts in (i), (ii) and (iii) shall be paid promptly after the Severance Date and the amounts and benefits in (iv) shall be paid or provided in accordance with their terms.

(b) As used herein, “Cause” shall mean that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i) the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (whether or not involving the Corporation or any of its affiliates), which constitutes a crime of moral turpitude and is punishable by imprisonment in a state or federal correction facility; or

(ii) the Executive commits an act involving willful misconduct of a material nature or gross negligence with regard to the Corporation or any of its affiliates; or

(iii) the Executive commits an act of material fraud or material dishonesty with regard to the Corporation or any of its affiliates, whether before or at any time after the Effective Date;

(iv) the Executive willfully and repeatedly fails or refuses to perform his duties as required by this Agreement; provided that there shall be no determination of Cause pursuant to this subparagraph (iv) unless the Executive shall have received written notice from the Board stating the nature of such failure or refusal and affording the Executive at least ten (10) days to correct the act or omission asserted to constitute Cause; or

(v) the willful and material violation by the Executive of any reasonable written rule, regulation or policy of the Corporation applicable to senior executives of the Corporation unless such violation is cured following written notice by the Board to the Executive.

However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation. A determination by the Board that Cause exists shall be effective only if approved by at least a majority of the Board (not counting the Executive if he is then a member of the Board) voting in person at a meeting at which Executive is entitled to be present (with counsel) and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least five (5) days before any such meeting).

(c) As used herein, “Change in Control Event” shall have the meaning ascribed to such term in the Corporation’s 2004 Performance Incentive Plan.

(d) As used herein, “Disability” shall mean a physical or mental impairment which has rendered the Executive unable to perform the essential functions of his employment with the Corporation, even with reasonable accommodation that does not impose an undue hardship on the Corporation, for more than 180 calendar days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply. The determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a qualified medical doctor reasonably agreed to by the Corporation and the Executive (or, in the event of the Executive’s incapacity, his legal representative). In the absence of agreement between the Corporation and the Executive, each party shall nominate a qualified medical doctor, and the two doctors so nominated shall select a third qualified medical doctor, who shall make the determination as to Disability.

(e) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i) a material breach of this Agreement by the Corporation (with any reduction in the Executive’s rate of Base Salary from the rate then in effect or any other failure of the Corporation to pay the compensation due pursuant to this Agreement or otherwise provide the annual and long-term incentives required pursuant to Sections 3.2 and 3.3 being deemed material); or

(ii) a material diminution in the Executive’s responsibilities, duties, authority or status (when viewed together, in the aggregate) including, without limitation, any change in title or position such that the Executive is no longer the Vice Chairman, President and, on and after July 1, 2006, Chief Executive Officer of the Corporation reporting directly to the Board (unless, only with respect to the Executive’s Vice Chairman title, the removal of such title is reasonably necessary in light of applicable legal and conflict of interest rules); or

(iii) an assignment of duties to the Executive that are materially inconsistent with the Executive’s positions and status; or

(iv) any failure to reelect the Executive to the Board or removal of the Executive from the Board; or

(v) the failure of the Corporation to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Corporation within fifteen (15) days upon a merger, consolidation, sale or similar transaction and delivery of a copy of such assumption to the Executive; or

(vi) the assignment of the Executive to duties that would require him to relocate or transfer his principal place of residence to a location outside of Orange County, California, or that would make the continuance of his principal place of residence in Orange County, California unreasonably difficult;

provided, however, that none of the events specified in this Section 5.5(e) shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice. For purposes of clarity, a termination of the Executive’s employment for Cause or due to the Executive’s death, Disability or voluntary retirement shall not constitute Good Reason.

(f) As used herein, “Retirement” shall mean (i) a termination of the Executive’s employment by the Corporation for any reason other than for Cause or by the Executive for Good Reason at any time on or after the Executive’s attainment of age 50, or (ii) a termination of the Executive’s employment for any reason other than a termination by the Corporation for Cause at any time on or after the Executive’s attainment of age 55. For purposes of clarity, a termination of the Executive’s employment due to the Executive’s death or Disability shall not constitute Retirement pursuant to the foregoing clause (i), but shall constitute Retirement pursuant to the foregoing clause (ii) if such termination occurs on or after the Executive attains age 55.

5.6	Section 280G Gross-Up. The Executive shall be covered by the tax gross-up provisions set forth in Exhibit D hereto, incorporated herein by this reference.

6.	Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. Upon the occurrence of any such termination, the Executive shall be deemed to have resigned as a director and/or officer of the Corporation and its affiliates as of the Severance Date without the giving of any notice or taking of any other action.

7.	Protective Covenants.

7.1	Confidential Information. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Corporation or any of its affiliates (collectively, “Confidential Information”); provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”). Notwithstanding the foregoing, this Section 7.1 shall not apply (i) when disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall immediately notify the Corporation in writing upon receiving a request for such information), (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement, or (iii) to any part of the Confidential Information that becomes generally known to the public (other than by the breach of this Agreement by the Executive).

7.2	Return of Confidential Material. The Executive shall promptly deliver to the Corporation upon the termination of Executive’s employment with the Corporation, for any reason, or any time the Corporation may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company Group, including all copies, wherever and however located, including electronically, of such materials which the Executive may then possess or have under the Executive’s control. Upon termination of the Executive’s employment with the Corporation, the Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company Group; provided that the Executive may retain and use his rolodex and similar address books.

7.3	No Competing Employment. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees that, during the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive shall not, without prior written approval of the Corporation, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company Group in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). In addition, a business that does not directly compete with the Company Group but is affiliated with an individual, partnership, firm, corporation or other business organization or entity that does compete with the Company Group shall not itself be considered a Competing Company so long as not more than one-third of the aggregate gross revenues, and not more than one-third of the aggregate net income, of such business and its affiliates (in each case, on a consolidated basis for the fiscal year immediately preceding the fiscal year in which the Executive becomes involved with such business) is derived from the business of underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit. Notwithstanding the foregoing, the Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Board, the Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor. Furthermore, the Executive may hold less than five percent (5%) interest in mutual funds, private equity funds, hedge funds and similar pooled entities that have interests in competitive entities so long as such investments are completely passive; provided, however, that in no event shall the Executive’s aggregate ownership (whether such ownership is direct or through a fund or other entity) in any Competing Company exceed 5% of the outstanding securities of such entity.

7.4	Prohibition on Solicitation of Customers. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive shall not, directly or indirectly, either for the Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company Group, nor shall the Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.

7.5	Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive will not directly or indirectly solicit any of the Company Group’s employees, agents, or independent contractors to leave the employ of the Company Group for a Competing Company. The foregoing shall not be violated by general advertising of a customary nature not targeted at such employees, agents or independent contractors, nor be serving as a reasonable and customary reference upon request.

7.6	Right to Injunctive and Equitable Relief. The Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 7 are of a special and unique character, which gives them a peculiar value. The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation. Therefore, the Executive expressly agrees that the Corporation shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess. Furthermore, the obligations of the Executive and the rights and remedies of the Corporation under this Section 7 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

7.7	Cooperation. The Executive agrees that the Period of Employment and thereafter, he shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Executive’s employment by the Corporation, and the Executive further agrees to reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Executive was employed by the Corporation or relating to matters of which the Executive has or should have knowledge or information. The Executive further agrees that, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any current or former employees, or any governmental or administrative agencies related to his period of employment and will provide the Corporation with notice of any subpoena or other request for such information or testimony.

7.8	Remedy for Breach of Section 7.

(a) In the event the Executive willfully breaches Section 7.3 in any material manner, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Corporation may have, the Corporation shall have the right, in its sole discretion, to take any or all of the following actions: (i) terminate the payments and benefits otherwise due pursuant to Section 5.3(b)(i) and/or (ii) terminate any and all stock options theretofore granted to the Executive by the Corporation (to the extent not theretofore exercised); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not take any of the above actions unless the Executive fails to cure the breach within ten (10) business days’ after such notice, and the Executive agrees to not exercise any such stock options after the Corporation provides the Executive with such notice and before such cure is made.

(b) In the event the Executive willfully breaches any provision of Section 7 (other than Section 7.3) in any material manner, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Corporation may have, the Corporation shall have the right, in its sole discretion, to terminate the payments and benefits otherwise due pursuant to Section 5.3(b)(i) (but not any payments or benefits provided pursuant to Section 5.3(b)(ii)); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not terminate such payments and benefits unless the Executive fails to cure the breach within ten (10) business days’ after such notice.

8.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.	Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 9, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

10.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. (The Executive and the Corporation are sometimes referred to in this Agreement as the “parties” hereto.)

13.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date, this Agreement shall supersede all agreements of the parties hereto that are prior to or contemporaneous with the Effective Date and that directly or indirectly bear upon the subject matter hereof (including, without limitation, the Current Employment Agreement except to the extent necessary to effect Section 3.2 and 5.3(b)(i)), other than any prior agreement relating to any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Corporation or its affiliates. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated Agreement.

Any written agreement evidencing a stock option or other equity-based incentive previously granted by the Corporation is outside of the scope of this Agreement as to the terms and conditions of the award evidenced by such agreement.

15.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree hereto that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Corporation further agree that in any proceeding to enforce the terms of this Agreement, each party shall bear its own attorneys’ fees and costs. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

18. Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

(i) if to the Corporation:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: General Counsel

with a copy to:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: Lead Director

(ii) if to the Executive, at the last address of the Executive on the books of the Corporation.

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.	Provisions that Survive Termination. The provisions of Sections 5.3, 5.4, 5.5, 5.6, 7 through 19, 21 through 23, this Section 20, and any other section hereof that by its terms is required to survive under the circumstances shall survive any termination of the Period of Employment.

21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	Indemnification.

(a) The Corporation agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then the Executive shall promptly be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Corporation or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Corporation shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 22(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c) During the Period of Employment and for a period of six (6) years thereafter, the Corporation shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Corporation provides such coverage for any other present or former senior executive or director of the Corporation.

(d) The provisions of this Section 22 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

23.	Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 23(a) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 23(a) shall only apply if, and to the extent, required to comply with Code Section 409A.

(b) The Corporation shall use its best efforts to design, administer and timely amend (to the extent necessary) its benefit plans, programs, agreements, awards and arrangements with, covering, granted to, or in which the Executive participates so as to comply with the requirements of Code Section 409A. Any amendment required pursuant to the preceding sentence shall be designed to preserve the intended benefits to the maximum extent reasonably possible. To the extent the Executive’s consent is required to effect any such amendment, the Executive agrees to so consent.

(c) To the extent that this Agreement or any plan, program or award of the Corporation in which the Executive participates or which has been or is granted by the Corporation to the Executive, as applicable, is subject to Code Section 409A, the Corporation and the Executive agree that the terms and conditions of plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Code Section 409A.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

“CORPORATION”

New Century Financial Corporation,
a Maryland corporation

By: /s/ Stergios Theologides
Print Name: Stergios Theologides
Title: Executive Vice President—Corporate Affairs
and General Counsel

“EXECUTIVE”

/s/ Brad A. Morrice

Brad A. Morrice